As filed with the Securities and Exchange Commission on August 11, 2023
Registration No. 333-_____
___________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)
___________________________________

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2882273 (I.R.S. Employer Identification No.)
125 Summer Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)
___________________________________

Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan
(Full title of the plan)
___________________________________

Michelle L. Basil
Executive Vice President, General Counsel
Haemonetics Corporation
125 Summer Street
Boston, Massachusetts 02110
(781) 848-7100
(Name, address and telephone number, including area code, of agent for services)
___________________________________
Copies to:

Celia A. Soehner
Morgan, Lewis & Bockius LLP
One Oxford Centre
Pittsburgh, Pennsylvania 15219
(412) 560-3300
___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Haemonetics Corporation (the “Company”) is filing this registration statement on Form S-8 to register the offer and sale of 2,966,231 additional shares of common stock, par value $0.01 (the “Common Stock”), authorized for issuance under the Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (the “Plan”). On June 16, 2023, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to approve the Plan, as amended and restated, to, among other things, increase the number of shares available for issuance under the Plan by 2,966,231 shares of Common Stock. The proposal to amend and restate the Plan was approved by the Company’s shareholders on August 4, 2023.
On July 30, 2019, the Company filed with the Commission (i) a Post-Effective Amendment to Form S-8 and (ii) a Registration Statement on Form S-8 (together, the “Prior Registration Statements”) relating to shares of Common Stock issuable to eligible participants under the Plan. The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the Prior Registration Statements relating to the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *
*    Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed herewith or incorporated herein by reference in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a)The Company’s Annual Report on Form 10-K for the year ended April 1, 2023, filed with the Commission on May 22, 2023 (including the portions of the Company’s definitive proxy statement for the Company’s 2023 Annual Meeting of Shareholders, filed with the Commission on June 16, 2023 and incorporated by reference therein);
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2023, filed with the Commission on August 8, 2023;
(c)The Company’s Current Report on Form 8-K filed with the Commission on August 7, 2023; and
(d)The description of the Company’s Common Stock contained in Exhibit 4B to the Company’s Annual Report on Form 10-K for the fiscal year ended for the fiscal year ended March 28, 2020, and including any amendment or report filed for the purpose of updating such description.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.
All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Company is not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company’s officers and directors are and will be indemnified against certain liabilities under (i) Massachusetts law, (ii) the Company’s Restated Articles of Organization (the “Restated Articles of Organization”) and (iii) the Company’s By-Laws (as amended through June 29, 2020, the “By-Laws”). In addition, the Company has indemnification agreements with its directors and certain officers and maintains directors’ and officers’ liability insurance.
Restated Articles of Organization and By-Laws
The Restated Articles of Organization provide that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for any matter in respect of which the director shall be liable under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or any amendment or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his or her duty of loyalty to the corporation or its shareholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit.
In addition to the indemnification provisions of the Restated Articles of Organization described above, the Restated Articles of Organization and the By-Laws contain provisions enumerating each director’s and officer’s rights to indemnification in connection with a proceeding in which he or she is involved as a result of his or her serving as a director or officer. These provisions do not apply if the director or officer has been adjudicated to not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company, or, to the extent that such proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
Massachusetts Law
In 2004, Chapter 156B of the Massachusetts General Laws was replaced by Chapter 156D, the Massachusetts Business Corporation Act (“MBCA”), which authorizes indemnification as described below.
Section 2.02(b)(4) of the MBCA provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.
Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (1) (i) such individual conducted himself/herself in good faith, (ii) such individual reasonably believed that his/her conduct was in the best interest in the corporation or that his/her conduct was at least not opposed to the best interest of the corporation, and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe that his/her conduct was unlawful or (2) such individual engaged in conduct for which he or she shall not be liable under a provision of the articles of organization authorized by Section 2.02(b)(4) of the MBCA.
Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.
Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, by-laws or a resolution of the board of directors or contract, except for liability rising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.
Indemnification Agreements
The Company has entered into indemnification agreements with its directors and certain officers. The indemnification agreements require the Company to indemnify such director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Company or by any reason of any action taken by or omitted to be taken by such person while acting as a director or officer of the Company. However, the Company is only obligated to provide indemnification under the indemnification agreements if: (i) the director or officer was acting in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director's conduct was unlawful; (ii) the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar law; (iii) the claim was not initiated by the director or officer; (iv) the claim was not covered by applicable insurance; or (v) the claim is permitted by applicable law. Each such director or officer has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that he or she is not entitled to indemnification under the indemnification agreements.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index.
Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of Ernst & Young, LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1*	Power of Attorney.
99.1
Haemonetics Corporation Amended and Restated 2019 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 7, 2023).

107*	Filing Fee Table.
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on August 11, 2023.

HAEMONETICS CORPORATION By: /s/ Christopher A. Simon Name: Christopher A. Simon Title: President and Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Christopher A. Simon Christopher A. Simon	President and Chief Executive Officer (Principal Executive Officer)	August 11, 2023
/s/ James C. D’Arecca James C. D’Arecca	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	August 11, 2023
/s/ Maryanne E. Farris Maryanne E. Farris	Vice President, Chief Accounting Officer (Principal Accounting Officer)	August 11, 2023
/s/ Robert E. Abernathy Robert E. Abernathy	Director	August 11, 2023
/s/ Diane M. Bryant Diane M. Bryant	Director	August 11, 2023
/s/ Michael J. Coyle Michael J. Coyle	Director	August 11, 2023
/s/ Charles J. Dockendorff Charles J. Dockendorff	Director	August 11, 2023
/s/ Lloyd E. Johnson Lloyd E. Johnson	Director	August 11, 2023
/s/ Mark W. Kroll Mark W. Kroll	Director	August 11, 2023
/s/ Claire Pomeroy Claire Pomeroy	Director	August 11, 2023
/s/ Ellen M. Zane Ellen M. Zane	Director	August 11, 2023